Item 77C

PROXY RESULTS

SPECIAL JOINT MEETING OF SHAREHOLDERS

NOVEMBER 16, 2009

A Special Joint Meeting of Shareholders (the “Meeting”) of Dreyfus New Jersey Municipal Money Market Fund, Inc. (the “Fund”) was held on November 16, 2009. Out of a total of 488,741,745.820 of the Fund’s shares (“Shares”) of common stock outstanding and entitled to vote at the Meeting, a total of 170,702,524.210, which is 34.927% of the outstanding shares, of the Fund’s shares were represented at the Meeting, in person or by proxy. Shareholders voted on the approval of changes to the Fund’s fundamental policies and investment restrictions. The voting results were as follows:

1.             To approve amending the Fund’s policy regarding borrowing:

                                  _______________________________________________________

                                             No. of               % of Outstanding      % of Shares

                                            Shares                        Shares                  Voted

                                  ______________________________________________________

Affirmative             137,698,635.600   28.174%                80.666%

Against                      27,165,825.300   5.558%                  15.914%

Abstain                       5,838,063.310                   1.195%                    3.420%

TOTAL                   170,702,524.210                34.927%         100.00%

2.             To approve amending the Fund’s policy regarding lending:

                                _______________________________________________________

                                             No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                     Voted

                                  _______________________________________________________

Affirmative                136,663,429.400            27.962%                80.059%

Against                         28,937,041.340               5.921%               16.952%

Abstain                           5,102,053.470              1.044%                  2.989%

TOTAL                       170,702,524.210            34.927%                100.00%

3.    To permit investment in other investment companies.

                                           No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                    Voted

                                  _______________________________________________________

Affirmative               131,191,112.590              26.843%   76.854%

Against                        34,035,248.320                  6.963%                 19.938%

Abstain                        5,476,163.300     1.121%                  3.208%

TOTAL                       170,702,524.210              34.927%                  100.00%

               Because the requisite number of votes had not been received as of November 16, 2009, the Meeting was adjourned until December 28, 2009.